Exhibit 99.1

PARIS RE HOLDINGS LIMITED
2006 EQUITY PURCHASE PLAN

1.           Purpose.

The purpose of this PARIS RE Holdings Limited 2006 Equity Purchase Plan is to advance the interests of PARIS RE Holdings Limited (the “Company”) and its shareholders by providing a means to attract, retain, and motivate employees and directors of the Company upon whose judgment, initiative and efforts the continued success, growth and development of the Company is dependent.

2.           Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)           “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person. For these purposes, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person by reason of ownership of voting securities, by contract or otherwise.

(b)           “Award” means any right to purchase Shares or Warrants granted to a Participant under the Plan.

(c)           “Award Letter” means a letter sent by the Company to a Participant setting forth the terms and conditions of an Award.

(d)           “Beneficiary” means the person, persons, trust or trusts which have been designated by such Participant in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under this Plan upon the death of the Participant, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(e)           “Board” means the Board of Directors of the Company.

(f)           “Code” means the Internal Revenue Code of 1986, as amended.

(g)           “Committee” means the Compensation Committee of the Board, or such other Board committee (which may include the entire Board) as may be designated by the Board to administer the Plan.

(h)           “Company” means PARIS RE Holdings Limited, an exempted limited liability company organized under the laws of Bermuda, or any successor entity.

(i)           “Effective Date” has the meaning set forth in Section 6(l).

(j)           “Fair Market Value” means, with respect to Shares or other property, as of any date of determination, the fair market value of such Shares or other property as determined in good faith by the Board. Following a Public Offering, “Fair Market Value” means, with respect to Shares, as of any date of determination, the midpoint between the high and low trading prices per Share for such date as reported on the principal stock exchange on which such Shares are then listed.

(k)           “Participant” means an employee, consultant or director of the Company or any of its Subsidiaries who has been granted an Award.

(l)           “Person” means any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

(m)           “Plan” means this PARIS RE Holdings Limited 2006 Equity Purchase Plan.

(n)           “Public Offering” means the first day as of which sales of voting securities of the Company are made to the public.

(o)           “Shares” means Class A voting common shares, par value $1.00 per share, of the Company.

(p)           “Securityholders’ Agreement” means the Securityholders’ Agreement among PARIS RE Holdings Limited and certain other stockholders of the Company, dated as of November 8, 2006, as the same may hereafter be modified, amended or amended and restated from time to time.

(q)           “Subscription Agreement” means the management subscription agreement entered into by the Company and a Participant setting forth the terms and conditions of any purchase of Shares and Warrants by such Participant under the Plan, which agreement shall be substantially in the form attached hereto as Exhibit A or such other form as the Committee shall approve.

(r)           “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns shares possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(s)           “Warrant” means a warrant to purchase Shares of the Company, which warrant shall be substantially in the form attached to the Subscription Agreement or such other form as the Committee shall approve.

3.           Administration.

(a)           Securityholders’ Agreement and Bye-Laws. Notwithstanding any provision of the Plan, prior to a Public Offering, all Shares purchased pursuant to this Plan, including but not limited to Shares purchased on exercise of Warrants, shall be subject to the applicable provisions of the Securityholders Agreement and the bye-laws of the Company. Upon the purchase of any Shares pursuant to this Plan prior to a Public Offering, including but not limited to Shares purchased on exercise of Warrants, the Participant shall become a party to the Securityholders Agreement with respect to the Shares purchased.

(b)           Authority of the Committee. The Plan shall be administered by the Committee. The Committee shall, consistent with the Plan, select Participants and determine the type and number of Awards to be granted, the number of Shares or Warrants to which an Award may relate, the terms and conditions of any Award granted under the Plan and all other matters to be determined in connection with an Award, including but not limited to, (i) any exercise price or purchase price, and (ii) any bases for adjusting such exercise price or purchase price, in all cases, based on such considerations as the Committee shall determine. The Committee may also adopt, amend, suspend, waive, and rescind such rules and regulations, and appoint such agents as the Committee may deem necessary or advisable to administer the Plan, and the Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan and construe and interpret the Plan and any rules and regulations, Award Letter, Warrant, Subscription Agreement, or other instrument hereunder, and make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

(c)           Manner of Exercise of Committee Authority. The Committee shall have sole discretion in exercising its authority under the Plan. Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, its Subsidiaries, Participants, and any person claiming any rights under the Plan from or through any Participants. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate its powers to officers or managers of the Company or any Subsidiary or Affiliate, subject to such terms as the Committee shall determine.

(d)           Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary or Affiliate, the Company’s independent certified public accountants, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the

Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

4.           Shares Subject to the Plan.

(a)           Subject to adjustment as provided in Section 4(b) hereof, the total number of Shares reserved for issuance in connection with Awards shall be 154,700. No Award may be granted if the number of Shares to which such Award relates, when added to the number of Shares previously issued or subject to outstanding Warrants granted under the Plan, exceeds the number of Shares reserved under the preceding sentence. If any Award or portion thereof is for any reason forfeited, canceled or otherwise terminated without exercise, the Shares subject to such Award or portion thereof shall again be available for grant under the Plan.

(b)           In the event that the Committee shall determine that any dividend in Shares, extraordinary dividend, recapitalization, share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall make such equitable changes or adjustments as it deems appropriate (i) to the exercise price of any Warrants outstanding pursuant to Awards hereunder and/or (ii) to the number of Shares available for issuance under the Plan or any outstanding Awards hereunder.

5.           Authority to Grant and Terms of Awards.

(a)           Grants of Awards. The Committee is authorized to grant Awards to Participants at such time or times as it shall determine. Offers to purchase Shares or Warrants from the Company pursuant to an Award may be made to Participants at such time or times as shall be determined by the Committee. Each purchase of Shares and Warrants by a Participant shall be made pursuant to a Subscription Agreement that shall include customary representations, warranties, covenants and other terms and conditions with respect to securities law matters and such other terms and conditions as the Committee shall determine. Shares are subject to additional restrictions on transfer as set forth in the Securityholders’ Agreement and the bye-laws of the Company, and are also subject to the terms of the Employee Liquidity and Redemption Plan.

(b)           Purchase Price. The purchase price per Share to be purchased under the Plan shall be Fair Market Value unless otherwise determined by the Committee. Warrants shall have an exercise price per Share equal to the Fair Market Value of a Share on the date the Award is granted. In addition, the purchase price per Warrant to be purchased under the Plan shall be $0.01 per Share issuable upon exercise of the Warrant unless otherwise determined by the Committee.

(c)           Method of Exercise. The Committee shall establish procedures governing the exercise of Warrants, which procedures shall generally require that prior written notice of exercise be given and that the exercise price (together with any required withholding taxes or other similar taxes, charges or fees) be paid in full in cash, cash equivalents, other readily-available funds or such other consideration as is acceptable under the Warrant at the time of exercise. In connection with any Warrant exercise, the Company may require the Participant to furnish or execute such other documents as it shall reasonably deem necessary to (a) evidence such exercise, (b) determine whether registration is then required under the U.S. federal securities laws or similar non-U.S. laws, (c) comply with the Bermuda anti-money laundering laws, including any filings required thereunder or (d) comply with or satisfy the requirements of the U.S. federal securities laws, applicable state or non-U.S. securities laws or any other law. As a condition to the exercise of any Warrant before a Public Offering, a Participant shall become a party to the Securityholders’ Agreement.

(d)           Certificates for Shares. Shares granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Shares are issued, they shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Shares.

6.           General Provisions.

(a)           Compliance with Legal and Trading Requirements. The Plan, the granting of Awards thereunder, and the other obligations of the Company under the Plan, any Award Letter, any Warrant or any Subscription Agreement, shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares or Warrants until completion of such stock exchange or market system listing or registration or qualification of such Shares or Warrants or other required action under any state or federal law of the United States or any applicable law of any non-U.S. jurisdiction, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares or Warrants in compliance with applicable laws, rules and regulations. No provisions of the Plan shall be interpreted or construed to obligate the Company to register any Shares or Warrants under federal or state law. Neither the Shares or Warrants issued pursuant to this Plan nor any interest in them may be sold, assigned, pledged, hypothecated, encumbered or in any other manner transferred or disposed of, in whole or in part, except in compliance with the terms, conditions and restrictions as set forth in the Subscription Agreements, the Warrants, the Securityholders’ Agreement and the governing instruments of the Company.

(b)           No Right to Continued Employment or Service. Neither the Plan nor any action taken thereunder shall be construed as giving any employee or director the right to be retained in the employ or service of the Company or any of its Subsidiaries or Affiliates, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate any employee’s, consultant’s or director’s employment or service at any time.

(c)           Freedom of Action. Nothing in the Plan, any Award Letter, any Warrant or any Subscription Agreement shall be construed as limiting or preventing the Company or any Subsidiary from taking any action that it deems appropriate or in its best interest (as determined in its sole and absolute discretion) and no Participant (or person claiming through a Participant) shall have any right relating to the diminishment in the value of any Award, Shares or Warrant as a result of any such action.

(d)           Taxes. The Committee may require, at any time at or following the grant of any Award or the issuance of any Share hereunder (including the sale of any Share issued hereunder or upon the exercise or the sale of any Warrant issued hereunder), that the Participant pay to the Company, in cash or other readily available funds, an amount sufficient to cover any withholding and other taxes due in connection with any such Award (whether at purchase, exercise, sale or otherwise) and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Awards. The Committee may authorize the Company to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of such tax obligations.

(e)           Changes to the Plan. The Board at any time may terminate or suspend the Plan, and from time to time may amend or modify the Plan. No amendment, modification, termination or suspension of the Plan shall in any manner adversely affect any Awards theretofore granted under the Plan, without the consent of the Participant holding such Award. Shareholder approval of any such amendment, modification, termination or suspension shall be obtained to the extent mandated by applicable law, or if otherwise deemed appropriate by the Board. If the Board so delegates, the Committee may amend or modify the Plan, except to the extent such amendment involves increasing the maximum number of Shares available for issuance under the Plan.

(f)           No Rights to Grants; No Shareholder Rights. No Participant or employee shall have any claim to be granted any Awards under the Plan, and there is no obligation for uniformity of treatment of Participants and employees. No grant of an Award shall confer on any Participant any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred to the Participant in accordance with an Award Letter and Subscription Agreement.

(g)           Unfunded Status of Grants. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made in respect of any Award granted under the Plan, nothing contained in the Plan or any Award Letter shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, or other property pursuant to any grant hereunder, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h)           Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options and other awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(i)           Not Compensation for Benefit Plans. No grant or payment under this Plan shall be deemed salary, bonus or other compensation for the purpose of computing benefits under any benefit plan or other arrangement of the Company for the benefit of its employees or directors unless the Company shall determine otherwise. All investments by the Participants with respect to this Plan are deemed to be purely private investments.

(j)           No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

(k)           Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Letter shall be determined in accordance with the laws of Bermuda.

(l)           Effective Date; Plan Termination. The Plan shall become effective as of December 15, 2006 (the “Effective Date”). The Plan shall terminate on the date which is three (3) years after the Effective Date, provided that such termination shall not affect any then-outstanding awards, which shall continue in accordance with its terms.

(m)           Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.